                               LOAN NOTE AGREEMENT

         Loan Note Agreement dated as of November 11, 1998 between Clean Diesel Technologies, Inc., a Delaware corporation (the "Company") and the several lenders set forth on Schedule A hereto and such other lenders as may from time to time acquire Notes authorized hereunder (the "Lenders").

         Whereas, the Company has heretofore issued Bridge Loan Notes in the amount of $1.4 million under a Bridge Loan Agreement of May 8, 1998, as supplemented, which Notes are convertible under certain circumstances into shares of the Company's Series A Convertible Preferred Stock, par value $0.05 per share (the "Series A Stock"), and which Series A Stock is further convertible under certain circumstances into shares of the Company's common stock, par value $0.05 per share (the "Common Stock"); and

         Whereas, under this Agreement the Company proposes to issue up to $2 million of Notes also convertible under certain circumstances into Series A Stock; and

         Whereas, the Bridge Loan Notes shall be converted into Series A Stock upon the receipt by the Company of net proceeds of at least $1.75 million from a financing of equity securities or securities convertible into equity securities of the Company; and

         Whereas, as more particularly provided herein, the Notes hereunder shall be converted into and the Lenders shall receive, in lieu of Notes, shares of Series A Stock, if the Company shall at the closing or completion of the issue of the Notes derive or be reasonably anticipated to derive net proceeds of at least $1.75 million from such issue;

         Now therefore, the parties agree, as follows:

                                   Article 1.0
                                    The Loan

1.1 The Loan; Purpose. The Lenders agree on the terms of this Agreement, severally to make a loan to the Company in an aggregate principal amount not exceeding Two Million Dollars (U.S. $2,000,000.00) (the "Loan"). The obligation of each Lender to make the loan in the principal amount set out on Schedule A is hereafter referred to as its "Commitment." The Lenders shall advance their Commitments to the Company upon the Closing. The Loan is for the general corporate purposes of the Company.

1.2 The Notes; Maturities and Rate of Interest. The Loan shall be evidenced by and repayable with interest in accordance with the terms of notes of the Company each in the form as set forth on Schedule B hereto (the "Notes") dated the date of the Closing, with appropriate insertions as to the names of the respective Lenders and their Commitments and payable in lawful money of the United

States of America in immediately available funds at the offices of the Lenders or their designees, as set forth on Schedule A. The principal amount of the Notes shall be payable on April 15, 2001 and each of the Notes shall bear interest payable quarterly in arrears at the rate of ten percent (10%) per annum calculated on the basis of actual days elapsed over a year of 360 days and twelve 30 day months and the actual number of days elapsed in any period of less than one month.

1.3 Prepayment at Company's Option. The Notes shall be subject to prepayment at the option of the Company on and after April 1, 1999 in whole at any time or in part from time to time (in aggregate principal amounts of $100,000 or any multiple thereof), at 100% of the principal amount prepaid plus a premium equal to the following applicable percentages of the principal amounts prepaid during the quarterly periods commencing as indicated:


            Quarterly Period
              Commencing                  Percentage

             April 1,   1999                 10%
             July 1,    1999                  8 1/2%
             October 1, 1999                  7%
             January 1, 2000                  5 1/2%
             April 1,   2000                  4%
             July 1,    2000                  2 1/2%
             October 1, 2000                  1%
             January 1, 2001                  1/2%

1.4 Closing. The Closing of the Loan shall take place on November 11, 1998, at 10:00 a.m. local time at the offices of S G Associates, Ltd., 45 Queen Anne Street, London W1FM 9FA, U.K., or at such other time and place as the Lenders shall agree.
                                   Article 2.0
                               Security Agreement

2.1 Security Agreement. The parties shall at the Closing execute and deliver a Security Agreement substantially in the form of Schedule C attached hereto.

                                   Article 3.0
                               Conversion of Loan
                                 Series A Stock

3.1 Conversion. Each of the Lenders may from time to time by the surrender to the Company in aggregate principal amounts outstanding of the Notes of not less than $100,000 convert the Notes into not more than 4,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.05 per share (the "Series A Stock"), at the ratio of one share of Series A Stock per each $500.00 of outstanding principal amount of Notes, such Series A Stock to have the rights and preferences and to be on the terms and conditions more particularly set out in the form of Certificate of Designation set out as Schedule D hereto, including the right to convert the Series A Stock into shares of common stock, par value $0.05 per share, of the Company (the "Common Stock"), and to be evidenced by a stock certificate or certificates substantially in the form of Schedule E hereto and registered in the name of the Lender or its nominee or designee. Accrued interest on a Note which is converted shall be calculated up to but not including the date of conversion and shall be payable on the next interest payment date following conversion. No fractional shares of Series A Stock shall be issued on conversion but such fractional amounts shall be paid ratably to the converting Lender or Lenders in cash.

3.2 Mandatory Conversion. Conversion of all of the outstanding principal amount of the Loan, however, shall be mandatory upon and shall be effected by the Company without notice or demand or any action by any Lender (excepting surrender of the Notes) in the event that (a) 60% in outstanding principal amount of the Loan shall have been converted in whole at any time or in part from time to time into Series A Stock voluntarily by the Lenders, or (b) upon the completion or closing of a private or public sale of (1) equity securities,
(2) securities convertible into equity securities (including the issue of the Notes provided for hereunder on the Closing thereof or at any time thereafter), or (3) rights to acquire equity securities or of the Company, pursuant to which the Company shall receive or be entitled to receive, net of the expenses and fees, discounts and commissions of lenders or investors, underwriters, placement agents and brokers or finders, proceeds of at least $1.75 million.

3.3 Registration Rights. The parties shall at the Closing execute and deliver a Registration Rights Agreement, substantially in the form of Schedule F hereto.

                                   Article 4.0
                              Conditions of Lending

4.1 Conditions of Lending. The obligation of the several Lenders to make the Loan to be made by them hereunder is subject to the following conditions precedent:

         (a) The Company shall be in good standing in the jurisdiction of its incorporation.

         (b) The Loan, this Agreement, the Security Agreement and the Series A Stock shall have been duly authorized by the Company and the Company shall have reserved (1) sufficient shares of the Series A Stock into which all of the Loan may be converted according to the terms of this Agreement and (2) sufficient shares of the Common Stock for conversion of the Series A Stock which may be acquired by the Lenders.

         (c) This Agreement, the Notes and the Security Agreement shall have been duly executed and delivered and shall be legal, valid and binding obligations of the Company. All legal matters relating to this Agreement, the Notes, the Series A Stock and the Security Agreement shall be satisfactory to the Lenders and their respective counsel.

         (d) No event of default specified herein (and no event specified herein which, with the lapse of time or the notice and lapse of time specified herein, would be a default) shall have occurred and be continuing. The representations of the Company herein shall be true on and as of the date of the Closing with the same force and effect as if made on and as of such date and the Company shall so certify to the Lenders.

         (e) The consent of the Lenders under that certain Bridge Loan Agreement of May 8, 1998, as supplemented (the "Bridge Loan Lenders") to (1) the withdrawal of the Financing Statement perfecting the security interest under the Bridge Loan Agreement and to the granting by the Company of a security interest in the collateral described in the Security Agreement hereunder parri passu to the Lenders and to the Bridge Loan Lenders, (2) to the amendment of the Bridge Loan Agreement, as supplemented, so that the percentage of consent of 60% provided in Sections 6.1 and 7.1 thereof shall be 60% in principal amount of the Bridge Loan Noteholders and the Noteholders hereunder in the aggregate, (3) the rescission of the registration rights provisions in Sections 3.2 through 3.4 of the Bridge Loan Agreement and the execution and delivery by them of the Registration Rights Agreement hereunder, and (4) that the Notes hereunder are "equity securities" within the meaning of Section 3.1 of the Bridge Loan Agreement.

         (f) The Lenders or their representatives shall have received certified copies of all corporate action taken by the Company to authorize the transactions contemplated by this Agreement and such other documents as they may reasonably require.

                                   Article 5.0
                                 Representations

5.1 Representations of the Company. The Company hereby represents to the Lenders that:

         (a) The Company is duly organized and in good standing under the laws of Delaware and has the corporate power and authority to make this Agreement, to borrow hereunder, to execute and deliver the Notes, the Security Agreement and the Registration Rights Agreement and to provide for the conversion of the Loan into the Series A Stock and the conversion of the Series A Stock into Common Stock.

         (b) The making and performance by the Company of this Agreement, the Notes, the Security Agreement and the Registration Rights Agreement and the authorization of and reservation for issuance of the Series A Stock and the Common Stock have been duly authorized by all necessary corporate action and will not violate any provision of law or of its Charter or by-laws, or, except as contemplated herein, result in the breach of or constitute a default or require any consent under or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any agreement, instrument or indenture to which the Company is a party or by which the Company or its property may be bound or affected.

          (c) The balance sheet of the Company as at December 31, 1997 and the statement of results of operations and of changes in stockholders equity (deficiency) of the Company for the fiscal year ended on that date and the notes thereto, certified by Ernst & Young LLP, fairly present the financial position of the Company as at the date of said balance sheet and the results of its operations for the period ending on such date. The Company has no contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against, in said balance sheet or the notes thereto; and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Company. Said financial statements were prepared in accordance with generally accepted accounting principles consistently maintained throughout the periods involved. Since December 31, 1997 there have been no material adverse changes in the financial condition of the Company from that set forth in said balance sheet as at that date; provided, however, that the cash position of the Company as at September 30, 1998 was $456,500.

         (d) There are no suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company and there are no proceedings by or before any governmental agency pending or to the knowledge of the Company, threatened against the Company which, if adversely determined, would have a material adverse effect on the financial condition or business of the Company.

5.2 Representations of the Lenders. The Lenders severally represent to the Company that:

         (a) They have received a copy of the Company's Annual Report on Form 10-K for the year ending December 31, 1997 and Quarterly Report on Form 10-Q for the period ending June 30, 1998 each as filed with the United States Securities and Exchange Commission

         (b) They are and will be acquiring the Notes, the Series A Stock and the Common Stock for investment with no present intention to resell or distribute them and that they acknowledge, subject to their rights to registration under the Registration Rights Agreement with respect to the Common Stock, that they may not sell or otherwise dispose of the Notes, the Series A Stock or the Common Stock except pursuant to the securities laws of the United States and the several states thereof or an applicable exemption therefrom and that the certificates evidencing the Notes, the Series A Stock and the Common Stock shall bear a legend to such effect, and that the holders of the Notes shall be more particularly subject to the one year holding restrictions of Regulation S under the Securities Act of 1933, as amended applicable to the Notes, the Series A Stock or the Common Stock whenever held on conversion with the holding period of each counted as the holding period of any of such securities.

         (c) There is no law, rule or regulation known to them which prohibits their participation in the transactions contemplated by this Agreement.

                                   Article 6.0
                                    Covenants

6.1 Covenants of the Company. The Company covenants with the several Lenders so long as the Loan shall be outstanding, unless the Holders of 60% of the outstanding principal amount of the Bridge Loan Notes and the Notes issued hereunder shall consent in writing, that:

         (a) Financial Statements; Information. The Company shall furnish the Lenders (1) within 90 days after the end of each fiscal year of the Company a balance sheet as at the close of such fiscal year and statements of operations and changes in stockholders equity (deficiency) of the Company for the fiscal year ending on that date, certified by independent public accountants acceptable to the Lenders and prepared on a consolidated basis, if appropriate; (2) within 45 days after the end of each quarter of each fiscal year of the Company, a statement of operations of the Company for the period from the beginning of the fiscal year to the end of such quarter, certified by an authorized financial or accounting officer of the Company and prepared on a consolidated basis, if appropriate; (3) promptly after the filing thereof, all reports and other documents (except with respect to employee benefit plans) filed with the United States Securities and Exchange Commission; and (4) from time to time, such further information regarding the business, affairs and financial condition of the Company as the Lenders may reasonably request.

         (b) Senior Debt. So long as the Loan shall be outstanding and shall not have been converted into the Series A Stock as provided in this Agreement, the outstanding principal amount of the Loan shall constitute Senior Debt of the Company, shall not be subordinate to any other indebtedness of the Company and the Company may not issue (1) securities senior to the Loan or (2) securities entitled upon the liquidation of the Company to a more preferential distribution of assets of the Company than to the Holders of the Notes.

                                   Article 7.0
                                    Defaults

7.1 Defaults. If any of the following events of default shall occur and shall not have been remedied:

         (a) Any representation made by the Company herein or in any certificate delivered to the Lenders at the Closing shall prove to have been incorrect in any material respect; or

         (b) The Company shall default in the payment of principal on maturity or by acceleration or otherwise and interest on the Notes when due and such default in payment of interest on the Notes shall continue for a period of 5 days; or

         (c) The Company shall default in the performance of any other agreement or covenant herein for 30 days after such default shall have become known to the Company; or

         (d) The Company shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or all or a substantial part of its assets, (2) be unable, or admit in writing its inability, to pay its debts as they mature, (3) make a general assignment for the benefit of creditors, (4) be adjudicated a bankrupt or insolvent, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or

         (e) An order, judgement or decree shall be entered, without the application, approval or consent of the Company, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or appointing a receiver, trustee, or liquidator of the Company or of all or a substantial portion of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 consecutive days; or

         (f) Any default or event of default shall occur in respect of any indebtedness of the Company on any obligation (other than the Notes) for borrowed money or under a lease of property or any other arrangement for the use or possession of property where the Company has the obligation to make payments for the same in any and all events (hereafter, "Indebtedness"), the effect of which shall be to cause or permit the holders of such Indebtedness to cause the acceleration or maturity thereof (whether or not such holders shall do so), or any other Indebtedness shall become due by its terms and shall not be paid within 15 days thereafter, provided, however, that if any such default or failure to pay shall be remedied or cured by the Company or waived by the holder of the Indebtedness, then the event of default under this Agreement shall be deemed likewise to have been thereupon remedied, cured or waived, without further action by the Lenders or the Company;

thereupon, Lenders hereunder and under the Bridge Loan Agreement may, by written notice to the Company of 60% of the Holders of the outstanding principal amount of the Notes hereunder and the Bridge Loan Notes in the aggregate, declare the principal of and interest accrued on the Loan to be forthwith due and payable, whereupon the same shall become so, and may immediately exercise any and all rights hereunder or under the Security Agreement or as otherwise provided by law; excepting, however, in the case of voluntary or involuntary bankruptcy or insolvency as more particularly described in clauses (d) and (e) above of this
Section 7.1, whereupon the principal and interest on the Notes shall be automatically due and payable without notice or demand or any action by the Holders of the Notes.


                                   Article 8.0
                                  Miscellaneous

8.1 Notices. All notices, requests, and demands hereunder shall be given to or made to the respective parties at their respective addresses and to the attention of the person specified on Schedule A hereto or at such other address as may be specified by a Noteholder by notice hereunder. Any such notice shall be effective when made, if made by facsimile transmission or by hand and acknowledged; and, if given by mail, on the fourth day following deposit of the same in the mail postage prepaid, first class or priority airmail; and, if sent by courier service, when received and acknowledged.

8.2 No Waivers. Neither failure nor delay on the part of the Lenders to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right power or privilege.

8.3 Governing Law. This Agreement and the Notes shall be governed by the internal substantive laws of the state of Connecticut without regard to its rules regarding conflicts of laws and the Company and the Lenders hereby submit to the non-exclusive jurisdiction of the Superior Courts of Connecticut or the United States Federal District Court for the District of Connecticut as to all matters arising under this Agreement or the Notes.

8.4 Costs. If default is made in the payment of the Notes, the Company agrees to pay all costs of collection borne by the Lenders, including reasonable counsel fees and disbursements and court costs.

8.5 Integration; Amendments. This Agreement constitutes the entire Agreement of the parties and all matters relating to the transactions contemplated by this Agreement are incorporated herein. This Agreement may only be amended in a writing stating that it is an amendment of this Agreement and signed by the party to be charged.

8.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their representatives thereunto duly authorized, all as of the date first above written.

CLEAN DIESEL TECHNOLOGIES, INC.


By: /s/ J. D. Peter-Hoblyn
-------------------------------------
      Jeremy D. Peter-Hoblyn
         President


S G ASSOCIATES LIMITED
As Agent for the Lenders

By: /s/ D. R. Gray
-------------------------------------
        Derek R. Gray
       Managing Director

                                                                      SCHEDULE A



                                   THE LENDERS


     Name                           Commitment U.S. $
     ----                           -----------------

     Bystead Limited                     165,000
     L G Gilliand                         82,500
     Samantha and Gary Newman             16,500
     Alan John Philp                      74,000
     Lawrence Adam Philp                  16,500
     Nicholas Austins Philp               16,500
     Sebastian A Philp                    16,500
     Raymond Spalding                      8,000
     Waltham Forest Friendly Society     330,000
     SGA Nominees Limited                  1,000
     Positive Securities Limited         900,000
                                         -------

     Subtotal US$                      1,626,500*


     Cadogan Settled Estates
     Shareholding Company Limited        250,000


Total                                $ 1,876,500

* Attn: D. R. Gray
  S G Associates
  45 Queen Anne Street
  London W1FM 9FA U.K.

             Schedule E to Loan Note Agreement of November 11, 1998

                             Form of Certificate for

      Clean Diesel Technologies, Inc. Series A Convertible Preferred Stock

N0.______          Series A Convertible Preferred Stock            ______ Shares


                         CLEAN DIESEL TECHNOLOGIES, INC.

              Incorporated under the laws of the State of Delaware

THIS CERTIFIES THAT

is the owner of fully-paid and non-assessable shares of the Series A Convertible Preferred Stock of Clean Diesel Technologies, Inc. (hereinafter called the "Corporation"), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

    This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation of the Corporation and of any amendments thereto, including without limitation the Certificate of Designation relating to the Series A Convertible Preferred Stock which was filed with the Secretary of State of the State of Delaware on May
8, 1998 (copies of which are on file with the Secretary of the Corporation), to all of which the holder by the acceptance hereof assents.

   Witness the seal of the Corporation and the signatures of its duly authorized officers this ____ day of _______ 199_.

DATED:                               [SEAL]


_____________________                               ____________________________
   (Secretary)                                             (Vice) President


      A full statement of the designations, preferences and relative, participating, optional or other special rights of each class of stock of the Corporation or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights will be furnished by the Corporation without charge to any stockholder who so requests upon application to the office of the Secretary of the Corporation.

         No Holder of shares of this Series A Convertible Preferred Stock shall directly or indirectly, sell, distribute, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any of such shares or any shares of Common Stock issuable upon the conversion of such shares, unless such transfer is made pursuant to either (i) an effective registration statement under the Securities Act of 1933, as amended, and any applicable state securities laws, or (ii) an available exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This security has been issued in an offshore transaction in compliance with Regulation S under the Securities Act of 1933 and may not, within the one year time period in Rule 903(b)(3)(iii) under the Securities Act of 1933 as in effect with respect to a transfer, resell or otherwise transfer this security and/or the Common Stock issuable on conversion of such shares, collectively, except in conformity with such Regulation S.

                         Clean Diesel Technologies, Inc

For value received_________________________hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE
 ________________________________________
|                                        |
|________________________________________|
________________________________________________________________________________
                      (PLEASE PRINT OR TYPEWRITE NAME AND
                 ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

________________________________________________________________________________

_________________________________________________________________________Shares
represented by the within Certificate, and do hereby irrevocably constitute and appoint _______________________________________________________________Attorney
to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

Dated:__________________
(Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular with alteration or enlargement or any change whatever)

           Conversion Notice for Series A Convertible Preferred Stock

To: Clean Diesel Technologies, Inc.
Attention: Secretary

         The undersigned, as Holder of shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") of the Corporation hereby irrevocably elects to convert ______ shares of the Series A Preferred Stock into Common Shares, par value $0.05 per share (the "Common Shares"), of the Corporation according to the conditions of the Certificate of Designation for the Series A Preferred Stock. The undersigned requests that the share certificates for the Common Shares to be issued to the undersigned pursuant to this notice of conversion be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for the above mentioned transfer taxes, if any.

Conversion information:
Name of Holder:_____________________        Date of Most Recent Conversion
                                            by Holder of Shares of Series A
By:_________________________________        Preferred Stock:____________________

Name:                                       Number of Shares of Series A
Title:                                      Preferred Stock Held by Holder
                                            After Conversion Pursuant to This
Address of Holder:__________________        Conversion Notice:__________________

____________________________________

Issue Common Shares to:_____________

____________________________________

at:_________________________________

             Schedule F to Loan Note Agreement of November 11, 1998

                   Registration Rights Agreement and Consent

                                                                      Schedule F

                    REGISTRATION RIGHTS AGREEMENT AND CONSENT

Registration Rights Agreement and Consent dated as of November 11, 1998 among Clean Diesel Technologies, Inc. (the "Company") and the several lenders designated under the Loan Note Agreement of such date (the "Loan Note Agreement") among the Company and such lenders and also the lenders under that Bridge Loan Agreement of May 8, 1998 among the company and the several lenders therein (collectively, the "Lenders"), each of such lenders and its interest being set forth on Schedule A hereto.

Whereas, the Lenders have under the Bridge Loan and Loan Note Agreements acquired Notes of the Company (the "Notes") or have acquired, or may in the future acquire, the Company's Series A Convertible Preferred Stock (the "Series A Stock"), upon conversion of the Notes; and

Whereas, the holders of the Series A Stock may convert such stock to common stock of the Company, par value $0.05 per share (the "Common Stock") on the terms and conditions set forth in the Certificate of Designation for such Series A Stock; and

Whereas, the holders of the Notes or the Series A Stock, as the case may be, desire to be able to freely sell such Common Stock issuable upon conversion of the Series A Stock;

Now Therefore, the parties agree as follows:

                                   Article 1.0
                               Registration Rights

1. Registration Rights. In connection with any proposed sale by the Lenders (or for purposes of these registration rights, their assigns) of the Common Stock which they shall acquire on conversion of Series A Stock acquired by conversion of the Notes, the Lenders shall have the following registration rights:

          1. Three registrations on demand; and
          2. An unlimited number of incidental or "piggy-back" registrations.


Demand registrations shall be in the minimum aggregate amount in value of the Common Stock of $500,000. and may not occur more often than once in any successive 12 month period. A "registration" shall mean an effective registration statement, with post-effective amendments as required) under the United States securities laws and such other proceedings as may be required under the securities or "blue sky" laws of the various states of the United States so that selling stockholders may legally sell or offer to sell the quantities of the Common Stock owned by them which they desire to sell or offer to sell for at least a period of six months from the commencement of the effectiveness of the registration statement. An incidental or "piggy-back" registration shall mean a registration of securities to be sold or offered for sale by the Company on its own behalf or on behalf of sellers other than the Lenders or their assigns (other than for employee benefit plans stock options or the like) in which the Lenders or their assigns shall participate as a selling stockholder.

2. Costs of Registration. In the event of any registration pursuant to these rights, the Company shall pay all costs involved in such registration including legal, accounting, investment banking advice and the printing of reasonable requirements for prospectuses. The Lenders or their assigns, however, shall pay or absorb costs involved in any such registration which (a) may be voluntarily assumed, such as legal fees for their own counsel or, (b) are associated with the task of furnishing information concerning selling stockholders required to be included in the registration statement or (c) relate to the fees, commissions or discounts of underwriters ratably to the shares of the selling stockholders.

3. Underwriting; Deferral; Participation. In any registration hereunder the Company shall be entitled, subject to the approval of the Lenders or their assigns who shall have exercised registration rights, to select the managing underwriter and the Lenders or their assigns as selling stockholders shall (I) indemnify and defend the Company for misstatements or omissions of fact concerning themselves furnished or omitted by them and required to be included in a registration statement and (ii) shall be guided as to the timing and quantities of securities to be sold or offered for sale by the independent advice of the managing underwriter of the proposed offering. The Company may defer the effectiveness of any demand registration in order to obtain the benefit in registration of audited annual financial statements of the Company to be furnished to stockholders. In the event of a demand registration the Company may itself participate and offer securities on its own behalf with the Lenders or their assigns acting as a selling stockholders so long, however, as there shall be reasonable assurance that such arrangement will not interfere with the intended sale of the Common Stock for which registration was demanded.

4. Rescission. The Company and the several Lenders under the Bridge Loan Agreement agree to rescind and revoke Sections 3.2 through 3.4 of that Agreement relating to registration rights.

5. Consents. The Company and the several Lenders under the Bridge Loan Agreement agree and consent to (1) the rescission of the Security Agreement of May 8, 1998 among them and to the withdrawal of the Financing Statement authorized by that agreement to perfect the security interests in the collateral described in that agreement; (2) the amendment of the Bridge Loan Agreement, as supplemented, so that the percentage of consent of 60% provided in Sections 6.1 and 7.1 thereof shall be 60% in principal amount of both the

Bridge Loan Noteholders and the Noteholders in the Loan Note Agreement in the aggregate; and that the Notes under the Loan Note Agreement are "equity securities" within the meaning of Section 3.1 of the Bridge Loan Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this registration Rights Agreement to be duly executed by their duly authorized representatives, all as of the date first above written.

CLEAN DIESEL TECHNOLOGIES, INC.


By: /s/ J. D. Peter-Hoblyn
-------------------------------------------
      Jeremy D. Peter-Hoblyn
          President

PLATINUM PLUS, INC.

By: /s/ C. W. Grinnell
-------------------------------------------
      Charles W. Grinnell
        Vice President


S G ASSOCIATES LTD
as Agent for the several Lenders
under the Bridge Loan and
Loan Note Agreements

By: /s/ D. R. Gray
-------------------------------------------
       D. R. Gray
     Managing Director

SCHEDULE A REGISTRATION RIGHTS AGREEMENT AND CONSENT

            Lenders                                        Commitment
            -------                                        ----------

Bridge Loan Noteholders
-----------------------

Platinum Plus, Inc.                                        $500,000
Addis International Limited                                 250,000
Professor J A Kanis                                         100,000
Ram Limited                                                  50,000
SG Associates Limited Retirement Benefits Scheme             50,000
The Shimpling Trust Limited                                 250,000
S G Associates Limited as nominee                            50,000
Positive Securities Limited                                 150,000



Loan Note Lenders
-----------------

Bystead Limited                                             165,000
L G Gilliland                                                82,500
Samantha and Gary Newman                                     16,500
Alan John Philp                                              74,000
Lawrence Adam Philp                                          16,500
Nicholas Austine Philp                                       16,500
Sebastian A Philp                                            16,500
Raymond Spalding                                              8,000
Waltham Forest Friendly Society                             330,000
SGA Nominees Limited                                          1,000
Positive Securities Limited                                 900,000
Cadogan Settled Estates Shareholding Company Limited        250,000